UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2018

ONCOMED PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35993	38-3572512

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

800 Chesapeake Drive

Redwood City, California 94063

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 995-8200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2018, OncoMed Pharmaceuticals, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) reporting that, on January 31, 2018, the Board of Directors of the Company appointed John Lewicki, Ph.D., then the Company’s Executive Vice President, Research and Development, and a member of the Office of the President, as the Company’s President and eliminated the Office of the President. At the time of such filing, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) was evaluating Dr. Lewicki’s compensation in light of this appointment. This Current Report on Form 8-K/A amends the Original 8-K to include information regarding a change in Dr. Lewicki’s compensation in connection with his appointment as the Company’s President.

On February 21, 2018, the Compensation Committee approved an increase in Dr. Lewicki’s annual base salary to $462,370, effective as of January 31, 2018, and an increase in his annual bonus eligibility for 2018 to up to 50% of his base salary. In addition, on February 21, 2018 (the “Grant Date”), the Compensation Committee approved the grant to Dr. Lewicki of a stock option award under the Company’s 2013 Equity Incentive Award Plan (the “2013 Plan”) to purchase 125,000 shares of the Company’s common stock at an exercise price of $2.23 per share, the closing price of the Company’s common stock on the Grant Date. The stock option vests with respect to 1/48 of the shares subject thereto on each monthly anniversary of January 31, 2018, subject to Dr. Lewicki’s continued employment with the Company on each such vesting date and subject to the other terms and conditions of the 2013 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2018	ONCOMED PHARMACEUTICALS, INC.

	By:	/s/ Alicia J. Hager
Alicia J. Hager, J.D., Ph.D.
Senior Vice President & General Counsel